Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 9, 2012

$[—] Barrier Notes due July 24, 2013 Linked to the Performance of Brent Crude (futures contract) Global Medium-Term Notes, Series A, No. C-367

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 19, 2012

Issue Date:	January 24, 2012

Final Valuation Date:	July 19, 2013*

Maturity Date:	July 24, 2013**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Brent Crude (futures contract) (“Brent Crude”), as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. For reference purposes only, the Bloomberg ticker symbol for the reference asset is “CO1 <Comdty>”.

Payment at Maturity:

If no Barrier Event occurs, you will receive at maturity (subject to our credit risk) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Absolute Value of the Reference Asset Return, subject to the Maximum Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Absolute Value of the Reference Asset Return]

If a Barrier Event occurs, you will receive at maturity (subject to our credit risk) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Reference Asset Return, subject to the Maximum Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return]

You may lose some or all of your principal if you invest in the Notes. If a Barrier Event occurs and the Final Price is less than the Barrier, your Notes will be fully exposed to the decline of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date and you may lose some or all of your principal at maturity. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Barrier Event:

A Barrier Event occurs if, as determined by the Calculation Agent, the Settlement Price of Brent Crude is less than the Barrier on any Scheduled Trading Day during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to the Reference Asset on a Scheduled Trading Day during the Observation Period, the Settlement Price of Brent Crude on such Scheduled Trading Day will be disregarded for purposes of determining whether a Barrier Event occurs.

For a description of Market Disruption Events that are applicable to the Reference Asset, please see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the accompanying prospectus supplement.

Barrier:	[—] (equal to 61%-66% of the Initial Price of the Reference Asset, rounded to the nearest hundredth)*** *** The actual Barrier will be set on the Initial Valuation Date and will not be less than 61%.

Maximum Return	40%

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and including, the Final Valuation Date as postponed.

Absolute Value of the Reference Asset Return:	The Absolute Value of the Reference Asset Return is equal to the Reference Asset Return unless the Reference Asset Return is less than zero. If the Reference Asset Return is less than zero, the Absolute Value of the Reference Asset Return will be equal to the product of (a) the Reference Asset Return multiplied by (b) negative one (-1). For example, assuming a hypothetical Reference Asset Return of -15.00%, the Absolute Value of such Reference Asset Return would be 15.00% (the product of -15.00% multiplied by -1).

Reference Asset Return:

The performance of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

Initial Price:	USD[—]/barrel, which is the Settlement Price of Brent Crude on the Initial Valuation Date.

Settlement Price:	The settlement price of Brent Crude as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. For reference purposes only, the Bloomberg ticker symbol for the reference asset is “CO1 <Comdty>”.

Final Price:	The settlement price of Brent Crude on the Final Valuation Date.

Scheduled Trading Day:	A day on which the relevant primary market is open for trading for its regular trading session, as determined by the Calculation Agent in its sole discretion.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KH46 and US06738KH466

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [—]% of the principal amount of the Notes, or $[—] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming (i) a hypothetical Initial Price of $113.06/barrel and (ii) a Barrier of 72.03 (equal to 61.00% of the assumed Initial Price, rounded to the nearest hundredth; the actual percentage for the Barrier will be set on the Initial Valuation Date). These examples do not take into account any tax consequences from investing in the Notes.

Final Price	Reference Asset Return	No Barrier Event Occurs		A Barrier Event Occurs
		Payment at Maturity*	Total Return on Notes	Payment at Maturity*	Total Return on Notes
226.12	100.00%	$1,400.00	40.00%	$1,400.00	40.00%
214.81	90.00%	$1,400.00	40.00%	$1,400.00	40.00%
203.51	80.00%	$1,400.00	40.00%	$1,400.00	40.00%
192.20	70.00%	$1,400.00	40.00%	$1,400.00	40.00%
180.90	60.00%	$1,400.00	40.00%	$1,400.00	40.00%
169.59	50.00%	$1,400.00	40.00%	$1,400.00	40.00%
158.28	40.00%	$1,400.00	40.00%	$1,400.00	40.00%
146.98	30.00%	$1,300.00	30.00%	$1,300.00	30.00%
135.67	20.00%	$1,200.00	20.00%	$1,200.00	20.00%
124.37	10.00%	$1,100.00	10.00%	$1,100.00	10.00%
121.54	7.50%	$1,075.00	7.50%	$1,075.00	7.50%
118.71	5.00%	$1,050.00	5.00%	$1,050.00	5.00%
114.47	1.25%	$1,012.50	1.25%	$1,012.50	1.25%
113.06	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
107.41	-5.00%	$1,050.00	5.00%	$1,000.00	0.00%
101.75	-10.00%	$1,100.00	10.00%	$1,000.00	0.00%
96.10	-15.00%	$1,150.00	15.00%	$1,000.00	0.00%
90.45	-20.00%	$1,200.00	20.00%	$1,000.00	0.00%
84.80	-25.00%	$1,250.00	25.00%	$1,000.00	0.00%
68.97	-39.00%	$1,390.00	39.00%	$1,000.00	0.00%
67.84	-40.00%	N/A	N/A	$600.00	-40.00%
56.53	-50.00%	N/A	N/A	$500.00	-50.00%
45.22	-60.00%	N/A	N/A	$400.00	-60.00%
33.92	-70.00%	N/A	N/A	$300.00	-70.00%
26.57	-76.50%	N/A	N/A	$235.00	-76.50%
22.61	-80.00%	N/A	N/A	$200.00	-80.00%
11.31	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

*	Per $1,000 principal amount Note

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: No Barrier Event occurs and the Settlement Price of the Reference Asset increases from an Initial Price of USD113.06/barrel to a Final Price of USD135.67/barrel, resulting in a Reference Asset Return of 20.00%.

Because no Barrier Event occurs, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Absolute Value of the Reference Asset Return)]

$1,000 + [$1,000 × 20%] = $1,200

The total return on the investment of the Notes is 20.00%.

Example 2: No Barrier Event occurs and the Settlement Price of the Reference Asset decreases from an Initial Price of USD113.06/barrel to a Final Price of USD90.45/barrel, resulting in a Reference Asset Return of -20.00%.

Because no Barrier Event occurs, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Absolute Value of the Reference Asset Return)]

$1,000 + [$1,000 × 20%] = $1,200

The total return on the investment of the Notes is 20.00%.

Example 3: A Barrier Event occurs and the Settlement Price of the Reference Asset increases from an Initial Price of USD113.06/barrel to a Final Price of USD135.67/barrel, resulting in a Reference Asset Return of 20.00%.

Because a Barrier Event occurs, the investor will receive a payment at maturity of $1,200 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × 20.00%] = 1,200

The total return on the investment of the Notes is 20.00%.

Example 4: A Barrier Event occurs and the Settlement Price of the Reference Asset decreases from an Initial Price of USD113.06/barrel to a Final Price of USD90.45/barrel, resulting in a Reference Asset Return of -20.00%.

Because a Barrier Event occurs and the Final Price is not less than the Barrier, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the investment of the Notes is 0.00%.

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Example 5: No Barrier Event occurs and the Settlement Price of the Reference Asset increases from an Initial Price of USD113.06/barrel to a Final Price of USD169.59/barrel, resulting in a Reference Asset Return of 50.00%.

Because no Barrier Event occurs and the Reference Asset Return exceeds the Maximum Return of 40.00%, the investor will receive a payment at maturity of $1,400.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Maximum Return]

$1,000 + [$1,000 × 40.00%] = $1,400.00

The total return on the investment of the Notes is 40.00%.

Example 6: A Barrier Event occurs and the Settlement Price of the Reference Asset decreases from an Initial Price of USD113.06/barrel to a Final Price of USD56.53/barrel, resulting in a Reference Asset Return of -50.00%.

Because a Barrier Event occurs and the Final Price is less than the Barrier, the investor will receive a payment at maturity of $500.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

The total return on the investment of the Notes is -50.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the

PPS-4

difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

In addition, it is possible that the Internal Revenue Service could assert that you should be treated as if you owned the Reference Asset. Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes to market at the end of each year (i.e., recognize gain or loss as if the Notes had been sold for fair market value).

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. The payment, if any, at maturity of the Notes is linked to the Reference Asset and will depend on whether a Barrier Event occurs and the extent to which the Reference Asset Return is positive or negative. If a Barrier Event occurs and the Final Price is less than the Barrier, your Notes will be fully exposed to any decline of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date and you may lose some or all of your principal.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

The Payment at Maturity, if Any, is Linked to the Absolute Value of the Reference Asset Return Only If No Barrier Event Occurs—A Barrier Event occurs if the Settlement Price of Brent Crude is less than the Barrier on any Scheduled Trading Day, including the Final Valuation Date, during the Observation Period (subject to market disruption events as described in this preliminary pricing supplement). You will receive (subject to our credit risk) a payment at maturity calculated as described in this preliminary pricing supplement based on the Absolute Value of the Reference Asset Return only if no Barrier Event occurs. If a Barrier Event occurs, your investment will be fully exposed to any decline of the Reference Asset from the Initial Price on the Initial Valuation Date to the Final Price on the Final Valuation Date and you may lose some or all of your principal at maturity. Because the Observation Period includes each Scheduled Trading Day

PPS-5

during the term of the Notes, including the Final Valuation Date (and, if the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed), if the Reference Asset drops precipitously on any such Scheduled Trading Day or on the Final Valuation Date, resulting in the Settlement Price of Brent Crude on that day being less than the Barrier, assuming that no Market Disruption Event has occurred or existed with respect to the Reference Asset on that day, a Barrier Event occurs regardless of whether the Settlement Price of the Reference Asset is greater than or equal to the Barrier at any other time before, during or after that day. The payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the determination of whether a Barrier Event occurs been based on the Settlement Price of the Reference Asset prior to such drop at a time when the Settlement Price of the Reference Asset was at or above the Barrier. The occurrence of a Barrier Event on any Scheduled Trading Day during the Observation Period may significantly and adversely affect the market value of your Notes and your ability to sell your Notes.

•

The Determination of Whether a Barrier Event Occurs is Not Based On Any Price of the Reference Asset at Any Time Other Than the Settlement Price of Brent Crude on Each Scheduled Trading Day During the Observation Period—A Barrier Event occurs if the Settlement Price of Brent Crude is less than the Barrier on any Scheduled Trading Day, including the Final Valuation Date, during the Observation Period (subject to market disruption events as described in this preliminary pricing supplement). The determination of whether a Barrier Event occurs is therefore not based on any price of the Reference Asset at any time other than the Settlement Price of Brent Crude on each Scheduled Trading Day, including the Final Valuation Date, during the Observation Period. Any factors, including any change during the term of the Notes in the price or volatility of the Reference Asset, that may affect the extent to which (or the speed at which) any change in the price of the Reference Asset occurs and therefore affect whether a Barrier Event occurs, may adversely affect the market value of your Notes. In addition, if the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed, which may adversely affect the market value of your Notes.

•

Any Change (or the Lack Thereof) in the Volatility of the Reference Asset May Affect the Absolute Value of the Reference Asset Return May Adversely Affect the Market Value of Your Notes—The payment at maturity, if any, will be linked to the Absolute Value of the Reference Asset Return only if no Barrier Event occurs. If no Barrier Event occurs, any payment at maturity will depend on the extent to which the Final Price of the Reference Asset on the Final Valuation Date differs from the Initial Price on the Initial Valuation Date. Therefore, the market value of your Notes may be adversely affected by any factors, including any change during the term of the Notes in the price or volatility of the Reference Asset, that may affect the extent to which the Final Price of the Reference Asset on the Final Valuation Date may differ from the Initial Price on the Initial Valuation Date.

•

If a Barrier Event Occurs, the Payment at Maturity of Your Notes is Not Based on the price of the Reference Asset at Any Time Other than the Final Price of the Reference Asset on the Final Valuation Date as Compared to the Initial Price of the Reference Asset on the Initial Valuation Date—The Final Price of the Reference Asset and the Reference Asset Return will be based solely on the Settlement Price of Brent Crude on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if a Barrier Event occurs and the Settlement Price of Brent Crude drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the Reference Asset prior to such drop. If a Barrier Event occurs, although the price of the Reference Asset on the Maturity Date or at other times during the life of your Notes may be higher than the Final price of the Reference Asset on the Final Valuation Date, you will not benefit from any increases in the price of the Reference Asset other than the increase, if any, represented by the Final Price of the Reference Asset on the Final Valuation Date as compared to the Initial price of the Reference Asset on the Initial Valuation Date.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying

PPS-6

prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes

•

The Notes May Be Subject to Certain Risks Specific to Brent Crude—Brent Crude is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events especially those affecting the price of Brent Crude; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Holding the Notes is not the Same as Owning Brent Crude, Futures Contracts for Brent Crude or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased Brent Crude, futures contracts for Brent Crude or exchange-traded or over-the-counter instruments based on the price of Brent Crude. You will not have any rights that holders of such assets or instruments have.

•

Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the reference asset and, as a result, the market value of the Notes, and the payment you will receive on the Notes, if any.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of reference asset and, as a result, the market value of the Notes.

•

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of

PPS-7

fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the reference asset, therefore, the value of the Notes.

•

Futures Contracts on Brent Crude Oil are the Benchmark Crude Oil in European Markets—Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the reference asset will be affected by economic conditions in Europe, as well as by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the reference asset and, therefore, the Notes.

•

Changes in Law or Regulation Relating to Commodity Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on your Notes—Commodity futures contracts such as the reference asset are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation also authorizes the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the reference asset, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

Historical Information

The following graph sets forth the historical performance of the reference asset based on the daily Settlement Price from January 7, 2002 through January 6, 2012. The Settlement Price of the reference asset for historical purposes only on January 6, 2012 was $113.06/barrel. The Settlement Price of the reference asset on the Initial Valuation Date of January 19, 2012 was $[        ]/barrel.

We obtained the information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Settlement Price of the Reference Asset on the Final Valuation Date or any Scheduled Trading Day during the Observation Period. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

PPS-8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-9